Exhibit 99.1

Everspin Reports Third Quarter 2020 Financial Results

Achieves Positive Cash Flow From Operations

CHANDLER, Ariz.--(BUSINESS WIRE)--November 5, 2020--Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights

  Total revenue increased 10.3% year-over-year to $10.1 million
  Operating expenses declined 24% over the prior year period
  GAAP net loss per share remained flat at ($0.21) compared to the third quarter of 2019
  Generated $0.7 million cash flow from operations
  Ended quarter with cash and equivalents of $13.9 million

“We are happy to report that in Q3 we achieved our goal of generating cash flow from operations. We hit our target of reducing annual operating expenses by $5 million over last year one quarter ahead of plan, while maintaining our critical R&D programs and key business initiatives,” stated Kevin Conley, Everspin’s President and CEO. “Our emphasis on cash management, product cost, and operational excellence have been fundamental to our continued progress.

“During the quarter, we started production shipments of our second STT-MRAM design win for a persistent memory card application with an OEM customer that sells into the data center segment. Combined with the expansion of our Toggle product line, we believe that we are well positioned to drive revenue growth as the overall demand for memory and storage increases and applications that benefit from the performance and reliability of MRAM continue to expand.”

Third Quarter 2020 Results

Total revenue for the third quarter of 2020 was $10.1 million, compared to $11.8 million last quarter and $9.2 million in the third quarter of 2019.

GAAP gross margin for the third quarter of 2020 was 23.0%, compared to 43.9% in the prior quarter and 47.4% in the third quarter of 2019. Third quarter gross margin included a $1.7 million non-cash charge related to excess and obsolete inventory reserve , $0.4 million of accelerated depreciation and $0.1 million related to a prior period cost adjustment.

GAAP operating expenses for the third quarter of 2020 decreased to $6.0 million, compared to $6.3 million in the second quarter of 2020 and $7.9 million in the third quarter of 2019. GAAP operating expenses in each of these periods included $0.9 million of stock-based compensation.

GAAP net loss for the third quarter of 2020 was $3.9 million, or ($0.21) per share, based on 18.9 million weighted-average shares outstanding. This compares to a GAAP net loss of $1.3 million, or ($0.07) per share, in the second quarter of 2020 and a GAAP net loss of $3.7 million, or ($0.21) per share, in the third quarter of 2019.

Adjusted EBITDA for the third quarter of 2020 was a negative ($2.0) million, compared to a positive $0.2 million last quarter and a negative ($2.2) million in the prior year period.

Cash and cash equivalents as of September 30, 2020 increased to $13.9 million compared to $12.9 million at the end of the second quarter of 2020.

Business Outlook

For the fourth quarter of 2020, Everspin expects total revenue in a range between $10.1 million and $10.9 million, which at the mid-point represents an 8.7% increase over total revenue of $9.7 million in the year-ago quarter. GAAP net loss per share is expected to range between ($0.10) and ($0.04) per share, which reflects expected stock-based compensation expense of approximately $0.9 million.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBIDTA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBIDTA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, our management believes that this non-GAAP measure provide useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors, as well as facilitating comparisons of our operating performance on a period-to-period basis.

Non-GAAP financial measures, including Adjusted EBIDTA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 1460575. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through November 12, 2020. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 1460575. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to our future plans, strategies, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth in Everspin’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2020 and November 5, 2020 under the caption “Risk Factors” as well as in our other filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

EVERSPIN TECHNOLOGIES, INC. Condensed Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$13,927	$14,487
Accounts receivable, net	8,167	5,799
Inventory	6,173	7,863
Prepaid expenses and other current assets	99	539
Total current assets	28,366	28,688
Property and equipment, net	2,126	3,479
Right-of-use assets	2,652	3,132
Other assets	73	73
Total assets	$33,217	$35,372

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,806	$2,873
Accrued liabilities	1,708	2,727
Current portion of long-term debt	3,614	670
Operating lease liabilities	1,531	1,582
Other liabilities	38	42
Total current liabilities	9,697	7,894
Long-term debt, net of current portion	4,283	7,149
Operating lease liabilities, net of current portion	1,279	1,840
Total liabilities	15,259	16,883
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 18,970,791 and 18,081,753 shares issued and outstanding as of September 30, 2020 and December 31, 2019	2	2
Additional paid-in capital	173,539	167,149
Accumulated deficit	(155,583)	(148,662)
Total stockholders’ equity	17,958	18,489
Total liabilities and stockholders’ equity	$33,217	$35,372

EVERSPIN TECHNOLOGIES, INC. Condensed Statements of Operations and Comprehensive Loss (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Product sales	$9,577	$8,370	$30,139	$25,396
Licensing, royalty, and other revenue	543	808	1,915	2,454
Total revenue	10,120	9,178	32,054	27,850
Cost of sales	7,791	4,824	19,183	14,692
Gross profit	2,329	4,354	12,871	13,158
Operating expenses:[1]
Research and development	2,579	3,395	8,383	10,912
General and administrative	2,549	3,050	7,797	9,501
Sales and marketing	912	1,491	3,071	4,094
Total operating expenses	6,040	7,936	19,251	24,507
Loss from operations	(3,711)	(3,582)	(6,380)	(11,349)
Interest expense	(157)	(170)	(501)	(567)
Other (expense) income, net	(27)	89	(40)	327
Net loss and comprehensive loss	$(3,895)	$(3,663)	$(6,921)	$(11,589)
Net loss per common share, basic and diluted	$(0.21)	$(0.21)	$(0.37)	$(0.67)
Weighted-average shares used to compute net loss per common share, basic and diluted	18,942,163	17,312,226	18,705,149	17,183,306

[1]Operating expenses include stock-based compensation as follows:
Research and development	$182	$176	$538	$484
General and administrative	657	627	1,888	1,692
Sales and marketing	71	92	207	221
Total stock-based compensation	$910	$895	$2,633	$2,397

EVERSPIN TECHNOLOGIES, INC. Reconciliation of Adjusted EBITDA (In thousands) (Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Adjusted EBITDA reconciliation:
Net loss	$(3,895)	$(1,294)	$(3,663)
Depreciation and amortization	799	404	421
Stock-based compensation expense	910	918	895
Interest expense	157	172	170
Adjusted EBITDA	$(2,029)	$200	$(2,177)

EVERSPIN TECHNOLOGIES, INC. Condensed Statement of Cash Flows (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(6,921)	$(11,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,611	1,297
Loss on disposal of property and equipment	—	20
Stock-based compensation	2,633	2,397
Non-cash loss on warrant revaluation	2	—
Non-cash interest expense	231	219
Inventory reserves	1,692	—
Changes in operating assets and liabilities:
Accounts receivable	(2,368)	1,954
Inventory	(2)	779
Prepaid expenses and other current assets	440	466
Accounts payable	(31)	518
Accrued liabilities	(692)	(1,444)
Lease liabilities	(132)	(72)
Net cash used in operating activities	(3,537)	(5,455)
Cash flows from investing activities
Purchases of property and equipment	(307)	(566)
Net cash used in investing activities	(307)	(566)
Cash flows from financing activities
Payments on debt	—	(4,840)
Payments of debt issuance costs	—	(80)
Payments on finance lease obligation	(6)	(8)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	1,206	178
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	2,084	2,172
Net cash provided by (used in) financing activities	3,284	(2,578)
Net decrease in cash and cash equivalents	(560)	(8,599)
Cash and cash equivalents at beginning of period	14,487	23,379
Cash and cash equivalents at end of period	$13,927	$14,780
Supplementary cash flow information:
Interest paid	$271	$373
Operating cash flows paid for operating leases	$1,298	$1,264
Financing cash flows paid for finance leases	$6	$8
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating leases	$—	$23
Increase of right-of-use asset and lease liability due to lease modification	$545	$—
Purchase of property and equipment in accounts payable and accrued liabilities	$8	$33
Bonus settled in shares of common stock	$315	$—
Modification of warrant	$—	$36
Issuance of warrant	$152	$—

Contacts

Daniel Berenbaum, CFO
T: 480-347-1099
E: daniel.berenbaum@everspin.com